Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

SAN JOSE, Calif. — Feb. 15, 2019 — Western Digital Corp. (NASDAQ: WDC) announced that Paula A. Price has resigned from the company’s board of directors to focus on her commitments and obligations as chief financial officer of Macy’s, Inc. Price joined the Western Digital board in July 2014. She was named chief financial officer of Macy’s, Inc. in July 2018, and also serves as a visiting executive for Harvard Business School. Price’s resignation was effective on Feb. 14, 2019 and is not due to any disagreement with Western Digital on any matter relating to its operations, policies or practices.

“The Western Digital management team and the Board would like to thank Paula for her valuable insight and contributions to the Board and company,” said Matthew Massengill, Chairman of the Board. “We understand and appreciate Paula’s desire to focus more exclusively at this time on her leadership role at Macy’s. We wish Paula well on her current endeavors.”

About Western Digital®

Western Digital creates environments for data to thrive. The company is driving the innovation needed to help customers capture, preserve, access and transform an ever-increasing diversity of data. Everywhere data lives, from advanced data centers to mobile sensors to personal devices, our industry-leading solutions deliver the possibilities of data. Western Digital® data-centric solutions are comprised of the Western Digital®, G-Technology™, SanDisk®, Upthere™ and WD® brands. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

###

Western Digital, the Western Digital logo, G-Technology, SanDisk, Upthere and WD are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the US and/or other countries.

Company contacts:

Western Digital Corp.

Investor Contact:	Media Contact:
T. Peter Andrew	Jim Pascoe
949.672.9655	408.717.6999
peter.andrew@wdc.com	jim.pascoe@wdc.com
investor@wdc.com